UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

EMPORIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-27675	86-0914695
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

First Floor, The Old Vicarage, 26 Church Street, Uttoxeter, England ST14 8AA
(Address of principal executive offices)

Registrant’s telephone number, including area code:	44 7971 905876

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On May 16, 2008, Emporia, Inc., the registrant (the “Company”, “we”, “us”, “our”) entered into a material definitive agreement involving a share exchange (the “Share Exchange Agreement”) pursuant to which we agreed to issue, in an exempt private offering, 32,500,000 shares of our common stock, par value $.001 (the “Common Stock”), to the shareholders of Intent21 Ltd., a private corporation limited by shares organized and existing under the laws of England and Whales (“Intent21”) in exchange for all of the issued and outstanding securities of Intent21.

The Share Exchange Agreement contains certain, limited customary representations and warranties, as well as conditions to closing. In addition to containing a legend regarding the restricted status of the shares issued to the shareholders of Intent21, and in accordance with the Share Exchange Agreement, the certificate reflecting such shares is to contain a separate legend stating that such shares may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act, Rule 144, or Regulation S thereunder.

In evaluating Intent 21 as a candidate for the proposed acquisition, the Registrant used criteria such as Intent 21's business strategy in the consumable supply industry (as set forth more fully below under "Business") and other anticipated operations, and Intent21 and its principal's business name and reputation.

Following the Share Exchange, the Registrant intends to continue Intent 21's historical businesses and proposed businesses as set forth more fully immediately below. The historical business and operations of the Registrant will continue independently.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the Share Exchange Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

BUSINESS

Executive Summary

Intent 21 was formed in 6th April 2000 and is now a rapidly emerging player in the multi-billion dollar office supply industry. It was established as a wholesale provider of office consumables and software through its extensive distribution network and its prime objective was to take advantage of the worldwide surplus and shortages in the market. Intent21 has two distinct product offerings; the sale of original ink and toner products from major manufacturers, and electronic commodities in the US, Europe and Asia, and the distribution rights for the whole of the Middle East for a Linux based server software named “Rouge Penguin.” In a carefully formulated strategy, Intent21 was developed to create a vertical market to guarantee supply and minimize corporate overhead and management time, dealing in logistics and support division, supplying products to the dealer network and distributors throughout the U.K.

In the first instance, Intent21 identified a significantly under-served segment of the office supply distribution market due to the inherent miscalculation of major retail and wholesale sellers and manufacturers for the standard supply and demand market requirements. It started operations as a market maker and provider of consumable products, principally cartridges from HP, Lexmark, Cannon, Brother, Panasonic, Epson, Kyocera and Oki.

Intent21 has enjoyed rapid growth due to the reputation, depth of experience and contact base of its management team in the office supply sector both in Europe and the Middle East. The distribution of the product is with known customers and the procedures have been carefully structured to ensure the most efficient operations at all levels including warehousing and freight forwarding with delivery direct to retail outlets worldwide. The strict due diligence and accounting procedures to eliminate credit risk has yielded a proven supplier and customer base last year the company generated US $8 million of sales with a projected 35% growth in the period 2008.

Future Diversification

With the substantial growth and success of the consumables distribution business, a secondary focus is being developed to extend and diversify the revenue base into other high value, high quality goods within the software and hardware markets.

Management of Intent21 sees growth within the Linux application market and believes the “Rogue Penguin” will be a market leader within this sector.

“Rogue Penguin” was developed for organizations with no Linux or UNIX experience that allowed it to automatically configure itself as either an enterprise server or a feature packed desktop. Linux is the primary operating system for back-end processes such as mail, data and web services and due to its reliability, security, control and cost it is now the preferred server with small to medium sized businesses.

Intent 21 is implementing a growth strategy based on its core business of supply and distribution of office consumables, the U.K management believes that the company is able to offer the highest quality customer service, along with extremely competitive pricing. Existing partnerships allow the company to give a complete supply solution to trade and domestic consumers alike. With an aggressive growth strategy, improving industry backdrop, first rate alliances, solid margins, myriad of significant profit streams, outstanding business and revenue model, diligent business plan, aggressive marketing strategy, virtual worldwide penetration and an extremely capable experienced management team, management believes that the company represents a compelling risk/reward analysis in its niche specialized segments of the office supply solutions market.

Item 5.02 Election of Directors; Appointment of Principal Officers

The Registrant  intends to appoint new officers  and  a new director as a result of the transaction described in Item 1.01 of this current report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Share Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPORIA, INC.

Date: May 22, 2008	By:	/s/ Thomas Harry Adams
Thomas Harry Adams President & Chief Executive Officer